As filed with the Securities and Exchange Commission on May 23, 2019

No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WellCare Health Plans, Inc.

(Exact name of registrant as specified in its charter)

Delaware	47-0937650
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

8725 Henderson Road

Renaissance One

Tampa, Florida 33634

(Address of Principal Executive Offices, including zip code)

WELLCARE HEALTH PLANS, INC. 2019 INCENTIVE COMPENSATION PLAN

(Full title of the plan)

Ms. Anat Hakim

Executive Vice President, General Counsel and Secretary

WellCare Health Plans, Inc.

8725 Henderson Road

Renaissance One

Tampa, Florida 33634

(813) 290-6200

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Joshua N. Korff

Tim Cruickshank

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

(212) 446-4800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.01 per share	3,013,518(2)	$273.67(3)	$824,709,471.06(3)	$99,954.79

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover such indeterminate number of additional shares of common stock as may be issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or similar transactions.

(2)

Amount represents 1,000,000 shares of common stock issuable pursuant to the WellCare Health Plans, Inc. 2019 Incentive Compensation Plan (the “Plan”) plus 600,329 shares of common stock that were available for grant under the WellCare Health Plans, Inc. 2013 Incentive Compensation Plan (the “2013 Plan”) as of May 22, 2019 and 1,413,189 shares of common stock that may become available for grant under the Plan as a result of forfeitures, terminations, expirations and cash settlements of outstanding awards under the 2013 Plan as of May 22, 2019.

(3)

Estimated solely for the purpose of determining the amount of the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act based on the average of the high and low prices of the Company’s common stock on the New York Stock Exchange on May 17, 2019 of $273.67 per share.

Explanatory Note

This Registration Statement on Form S-8 is intended to register an aggregate of 3,013,518 shares of common stock, par value $0.01 per share (the “common stock”), to be issued by WellCare Health Plans, Inc., a Delaware corporation (the “Company” or “WellCare”), under the WellCare Health Plans, Inc. 2019 Incentive Compensation Plan (the “Plan”), which includes 600,329 shares of common stock that were available for grant under the WellCare Health Plans, Inc. 2013 Incentive Compensation Plan (the “2013 Plan”) as of May 22, 2019 and 1,413,189 shares of common stock that may become available for grant under the Plan as a result of forfeitures, terminations, expirations and cash settlements of outstanding awards under the 2013 Plan as of May 22, 2019.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Items 1 and 2. Plan Information; Registrant Information and Employee Plan Annual Information.

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (the “Registration Statement”) in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the Plan as specified by Rule 428(b)(1) under the Securities Act. Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as a part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents or designated portions thereof filed by the Company are incorporated by reference in this Registration Statement:

•	the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 filed with the Commission on February 12, 2019 (File No. 001-32209);

•	the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2019 filed with the Commission on April 30, 2019;

•

the Company’s Current Reports on Form 8-K (specifically excluding the information furnished under Items 2.02 and 7.01 and any exhibits furnished thereto) filed with the Commission on February  25, 2019, March 27, 2019 and May 23, 2019;

•	the Company’s Definitive Proxy Statement on Schedule 14A filed with the Commission on April 8, 2019; and

•

the description of the Company’s common stock contained in the Company’s Registration Statement on Form 8-A filed with the Commission on June 9, 2004 (File No. 001-32209), and any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

DCGL

Section 145 of the Delaware General Corporation Law, or DGCL, provides, in effect, that any person made a party to any action by reason of the fact that he or she is or was a director, officer, associate or agent of WellCare may and, in certain cases, must be indemnified by WellCare against, in the case of a non-derivative action, judgments, fines, amounts paid in settlement and reasonable expenses (including attorneys’ fees) incurred by such person as a result of such action, and in the case of a derivative action, against expenses (including attorneys’ fees), if in either type of action he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of WellCare. This indemnification does not apply, in a derivative action, to matters as to which it is adjudged that the director, officer, associate or agent is liable to WellCare, unless upon court order it is determined that, despite such adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for expenses, and, in a non-derivative action, to any criminal proceeding in which such person had reasonable cause to believe his or her conduct was unlawful.

Amended and Restated Certificate of Incorporation

Article 6 of WellCare’s amended and restated certificate of incorporation, as amended, provides that no director of WellCare shall be liable to WellCare or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL.

Article 7 of WellCare’s amended and restated certificate of incorporation, as amended, also provides that WellCare shall indemnify to the fullest extent permitted by Delaware law any and all of its directors and officers, or former directors and officers, or any person who may have served at WellCare’s request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise.

Indemnification Agreements

WellCare has entered into indemnification agreements with each director and certain officers of WellCare. Pursuant to the Indemnification Agreements, WellCare will be obligated, to the extent permitted by applicable law, to indemnify such directors and officers against all expenses, judgments, fines and penalties incurred in connection with the defense or settlement of any actions brought against them by reason of the fact that they were our directors or officers or assumed certain responsibilities at our direction. Additionally, if an indemnitee is involved in certain proceedings as a result of his or her status as an officer or director of WellCare, WellCare is required to advance the indemnitee’s reasonable expenses incurred in connection with the proceeding. Pursuant to the Indemnification Agreements, there are certain exceptions to WellCare’s obligations to indemnify the indemnitee and/or advance his or her expenses.

The above discussion of the Company’s amended and restated certificate of incorporation, Indemnification Agreements and Section 145 of the DGCL is not intended to be exhaustive and is respectively qualified in its entirety by such amended and restated certificate of incorporation, Indemnification Agreements and Section 145 of the DGCL.

Insurance Policies

WellCare also maintains insurance coverage for its directors and officers with respect to certain liabilities incurred in their capacities as such and for WellCare with respect to any payments which it becomes obligated to make to such persons under the foregoing charter and statutory provisions.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

		Incorporated by Reference
Exhibit Number	Description	Form	Filing Date with SEC	Exhibit Number

3.1	Amended and Restated Certificate of Incorporation (conformed and restated for SEC filing purposes only)	10-K	February 12, 2016	3.1

3.2	Third Amended and Restated Bylaws	8-K	November 2, 2010	3.2

4.1	Specimen Common Stock Certificate	10-Q	November 4, 2010	4.1

5.1*	Opinion of Kirkland & Ellis LLP

10.1	2019 Incentive Compensation Plan	DEF14A	April 8, 2019	Appendix A

23.1*	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm

23.2*	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1 hereto)

24.1	Power of Attorney (included on signature page hereto)

* Filed herewith

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this Item 9 do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended), that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on May 23, 2019.

WellCare Health Plans, Inc.

By:	/s/ Kenneth A. Burdick
Kenneth A. Burdick
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints each of Andrew Asher and Anat Hakim, with full power to act without the other, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities (until revoked in writing) to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, to file the same, together with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents or each of them, or their or his substitutes or substitute, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or her substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Kenneth A. Burdick Kenneth A. Burdick	Chief Executive Officer (Principal Executive Officer and Director)	May 23, 2019

/s/ Andrew L. Asher Andrew L. Asher	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	May 23, 2019

/s/ Michael Troy Meyer Michael Troy Meyer	Vice President and Chief Accounting Officer	May 23, 2019

/s/ Christian P. Michalik Christian P. Michalik	Chairman of the Board	May 23, 2019

Signature	Title	Date

/s/ Richard C. Breon Richard C. Breon	Director	May 23, 2019

/s/ Amy Compton-Phillips Amy Compton-Phillips	Director	May 23, 2019

/s/ H. James Dallas H. James Dallas	Director	May 23, 2019

/s/ Kevin F. Hickey Kevin F. Hickey	Director	May 23, 2019

/s/ Piyush “Bobby” Jindal Piyush “Bobby” Jindal	Director	May 23, 2019

/s/ William L. Trubeck William L. Trubeck	Director	May 23, 2019

/s/ Kathleen E. Walsh Kathleen E. Walsh	Director	May 23, 2019